EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME ANNOUNCES AGREEMENT TO ACQUIRE
HOTEL YOUNTVILLE FOR $96.5 MILLION

Acquisition Highlights:

•	Premier asset in Napa Valley, one of the strongest and most desirable lodging markets in the country with high barriers to entry and minimal new supply

•	Revenue per available room (RevPAR) of $469.12 for the 12 months ended December 31, 2016

•	Property is in excellent physical condition

•	Complimentary property to Ashford Prime’s Bardessono Hotel and Spa in Yountville

•	Operational synergies expected with Remington Lodging taking over property management

DALLAS, March 1, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced it has entered into a definitive agreement to acquire the 80-room Hotel Yountville in Yountville, CA for $96.5 million ($1,200,000 per key). The Company intends to finance the property with approximately $50 million of non-recourse mortgage debt.
The acquisition is expected to close within 60 days subject to customary closing conditions, and subject to the Company’s right to extend closing for an additional 60 days subject to certain conditions. Because the acquisition is subject to customary closing conditions, the Company can give no assurance that the transaction will be consummated by such date or at all. The Company also announced that it has signed a non-binding letter of intent to acquire a luxury resort for approximately $150 million. Because the acquisition is subject to the negotiation and execution of a definitive agreement and customary closing requirements and conditions, including completion of due diligence satisfactory to the Company, the Company can give no assurance that the transaction will be consummated on the terms described or at all.

“The acquisition of the highly-acclaimed Hotel Yountville fits perfectly with Prime’s strategy of owning luxury hotels and resorts,” said Richard J. Stockton, Ashford Prime’s Chief Executive Officer. “This transaction presented a great opportunity for us given the quality of this asset and its unique location in an attractive market in the Napa Valley with high barriers to entry. We expect to achieve improvements in the performance of this hotel given the operating synergies with our nearby Bardessono property that we acquired in 2015.”
Located in the heart of Yountville, CA, the Hotel Yountville is approximately 60 miles north of San Francisco and enjoys a central location in the heart of the Napa Valley, widely acclaimed as the continent’s premier wine and culinary destination with over 450 wineries. Known as the “Culinary Capital of the Napa Valley,” Yountville boasts an array of restaurants by famed chefs, earning more Michelin stars per capita than any other place in North America.

In addition to the valley’s traditional wine and dining attractions, the region is also known as a popular leisure destination for hiking, biking, golfing, shopping and festivals.
The Hotel Yountville was originally built in 1998 and, in 2011, underwent an extensive expansion and renovation that upgraded all guestrooms, including 29 newly-built guestrooms, and added a restaurant, spa, meeting and event space, an outdoor pool, and lounge patio. Currently, the property has 80 luxury rooms and suites and is in excellent physical condition. The hotel offers exceptional amenities, including large, well-appointed guestrooms and suites with private patios/balconies, the acclaimed Hopper Creek Kitchen restaurant and bar, in-room dining service, complimentary wine tastings, an on-site spa and 4,392 square feet of indoor and outdoor meeting space. The property’s outdoor amenities are notable as well, including a resort-style outdoor heated pool and lounge, landscaping and water features, and the availability of complimentary bicycles for guest use.

Post-closing, the property will be managed by Remington Lodging. Remington has managed the Bardessono Hotel & Spa, also located in Yountville, since the Company’s acquisition of that property in July 2015 and has led the successful transition of that property which produced improvements in operational results during the Company’s first full year of ownership. Over time, the Company expects that Remington will be able to provide operational synergies between the complimentary properties.
The purchase price for the Hotel Yountville represents, as of December 31, 2016, a trailing 12-month capitalization rate of 6.2% on hotel net operating income of $5.9 million and a trailing 12-month 14.6x hotel EBITDA multiple, according to the Company’s preliminary estimates based on unaudited operating financial data provided by the sellers. On a trailing 12-month basis as of December 31, 2016, the Hotel Yountville achieved RevPAR of $469.12, with 87.8% occupancy and an average daily rate (ADR) of $534.30, according to unaudited operating financial data provided by the sellers. A reconciliation of non-GAAP financial measures is included in the financial table below.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Ashford Hospitality Prime
Hotel Yountville
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
(Unaudited, in millions)

12 Months
Ended December 31,
2016 (1)
Hotel Net Income	$4.3

Adjustment:
Depreciation and amortization	$2.3
Interest expense	$—

Hotel EBITDA	$6.6

Adjustment:
Capital reserve	$(0.6)

Hotel Net Operating Income	$5.9

(1) All information in this table is based upon unaudited operating financial data provided by the seller for the year ended December 31, 2016, other than depreciation and amortization (and the portion of hotel net income attributable to depreciation and amortization), which is based upon management’s estimates of depreciation and amortization from unaudited financial data provided by the seller for prior periods. Financial statements for the property have not been prepared for the year ended December 31, 2016, and this data has not been audited, reviewed or compiled by the Company’s independent registered public accounting firm, and therefore the financial information presented will likely change.

EBITDA is defined as net income (loss), computed in accordance with generally accepted accounting principles (“GAAP”), before interest, taxes, depreciation and amortization. Hotel EBITDA multiple is defined as the purchase price divided by the trailing 12 month EBITDA. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's hotel EBITDA minus a capital expense reserve of either 4% or 5% of gross revenues.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the closing of the acquisition of the Hotel Yountville and the related property-level financing and the acquisition of the hotel currently subject to a non-binding letter of intent. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission. The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.